UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

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HomeStreet, Inc.

(Name of Registrant as Specified In Its Charter)

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On May 16, 2019, HomeStreet, Inc. publicly disseminated and sent the following letter to shareholders:

VOTE FOR THE COMPANY’S NOMINEES ON THE WHITE PROXY CARD TODAY TO PROTECT YOUR INVESTMENT IN HOMESTREET May 16, 2019 Dear Fellow Shareholders, As we approach the 2019 Annual Meeting, you will face an important choice that could impact the future of HomeStreet and the value of your investment in the Company: supporting HomeStreet’s highly-qualified and proven director nominees, including CEO and Chairman Mark Mason, or voting for two dissident candidates put forward by activist hedge fund Roaring Blue Lion Capital Management, L.P. (“Roaring Blue Lion”). Since the 2018 Annual Meeting of Shareholders (the “2018 Annual Meeting”), we have engaged extensively with our shareholders and have worked to translate their feedback into positive and constructive action. We have also reoriented our strategy and are executing against a plan to drive near- and long-term value creation. As you consider the decision before you, it is important to carefully review the following points: VOTE THE WHITE CARD TODAY

HOMESTREET’S STRATEGY HAS CREATED AND CONTINUES TO CREATE VALUE FOR SHAREHOLDERS HOMESTREET IS EXECUTING A PLAN FOCUSED ON IMPROVING EFFICIENCY AND PROFITABILITY WHILE BECOMING A LEADING WEST COAST REGIONAL BANK – AND WE ARE SEEING RESULTS. ● HomeStreet has outperformed the KBW Regional Banking Index in 2019 – the Company’s share price increased 36% year-to-date, significantly above the 14% increase in the KBW Regional Banking Index. ● As of 5/14/19, HomeStreet’s share price has increased by 168% since our IPO in 2012, outperforming the 120% increase in the KBW Regional Banking Index over the same time period. Total Shareholder Return (TSR) – Year-to-Date Total Shareholder Return (TSR) – Since IPO THE COMPONENTS OF OUR STRATEGIC PLAN INCLUDE: Focus on Commercial & Consumer Banking ● Growing and diversifying our commercial loan portfolio with a focus on expanding commercial and industrial (“C&I”) lending ● Growing core deposits to improve deposit mix and support asset growth ● Improving operating efficiency over the long term ● Expanding product offerings and improving technology as a fast-follower ● Growing market share in our highly attractive West Coast metropolitan markets Exiting our Large-Scale Home Loan Center-Based Mortgage Banking Business ● Selling the majority of our stand-alone home loan centers and a substantial portion of our related mortgage servicing rights (“MSRs”) ● As part of our corporate wide efficiency improvement initiative, substantially reducing corporate overhead formerly required for the mortgage banking business VOTE THE WHITE CARD TODAY

WE HAVE MADE SIGNIFICANT PROGRESS TO DATE: In the years since our IPO the Company has continuously grown the key metrics that drive value. ● Total assets have grown from $2.3 billion to $7.2 billion, an 18% compound annual growth rate (“CAGR”) (as of March 31, 2019). ● Tangible equity has increased from $191.2 million to $717.2 million, a 21% CAGR (as of March 31, 2019). ● Our loans held for investment have grown from $1.3 billion to $5.3 billion, a 22% CAGR (as of March 31, 2019). ● Our deposit base has grown from $2.0 billion to $5.2 billion, a 15% CAGR (as of March 31, 2019). ● Our retail branch footprint has expanded from 20 to 63 branches (as of March 31, 2019). ● We were ranked the 4th largest bank headquartered in Washington State by assets (as of December 31, 2018). ● Placed 80th on Fortune Magazine’s 2017 “100 Fastest Growing Companies” list. We have invested significantly in our commercial banking segment to diversify our net income, and we have built a powerful Commercial and Consumer Banking platform in highly attractive markets. ● The former Commercial and Consumer Banking segment reported record net income of $56.8 million for 2018, increasing 35% from $42.1 million in 2017, driven by organic loan growth and improved operating efficiency. ● Return on average tangible shareholders’ equity (excluding Income Tax Reform-related expenses and acquisition related items) increased from 9.2% in 2017 to 9.9% in 2018. ● In the first quarter of 2019, deposits increased by nearly 6% since December 31, 2018 and nearly 7% since March 31, 2018, while loans held for investment grew by 5% since December 31, 2018 and 12% year-over-year as of March 31, 2018. HOMESTREET IS SIGNIFICANTLY REDUCING THE SIZE OF ITS MORTGAGE BANKING BUSINESS We are focused on executing the Home Loan Center-Based Mortgage Origination Business and MSR Sale and concentrating on the Commercial and Consumer Banking Business. ● On April 4, 2019 HomeStreet announced that HomeStreet Bank (the “Bank”) executed a definitive agreement providing for Homebridge Financial Services, Inc. (“Homebridge”) to acquire substantially all of our stand-alone production and fulfillment offices related to our home loan center-based mortgage origination business, and the transfer of related employees to the buyer. ● In March 2019 we sold approximately 71% of our portfolio of single-family mortgage servicing rights as of December 31, 2018. ● These actions followed extensive deliberations by the Board and thorough analysis of current and future market conditions. ● Going forward, this sale will allow us to focus on growing and diversifying our Commercial and Consumer Banking business. ● We will continue to offer mortgages through bank locations, online and affinity arrangements, but the scale of this product line will be substantially smaller, focused on our retail deposit network and regional markets – and most importantly, positioned for ongoing profitability. VOTE THE WHITE CARD TODAY

OUR SHAREHOLDERS HAVE SPOKEN – WE HAVE LISTENED AND ACTED HOMESTREET IS ALWAYS OPEN TO ENGAGING WITH OUR SHAREHOLDERS AND CONSIDERING IDEAS THAT MAY DRIVE SHAREHOLDER VALUE CREATION – AND, FOLLOWING THE 2018 ANNUAL MEETING, THE BOARD HAS BEEN WORKING TO ENSURE THAT SHAREHOLDERS HAVE A DIRECT LINE OF COMMUNICATION WITH THEIR DIRECTORS. ● In the fall of 2018, we reached out to more than half of our shareholder base and offered to have them speak with multiple independent directors, as well as senior management, in order to fully understand those investors’ perspectives and views of the 2018 Annual Meeting and our governance structures and practices going forward. ● These conversations included discussions about results of operations, the business strategy of the Company, corporate governance policies, compensation practices and long-term incentives, and our Board composition, diversity and refreshment. ● We also engaged with two proxy advisory firms, ISS and Glass Lewis, to discuss HomeStreet’s governance practices, shareholder rights and access, as well as Board composition and refreshment, and to provide feedback on our conversations with our institutional shareholders. WE HAVE NOT JUST LISTENED – WE HAVE ACTED. ● We appointed a new Lead Independent Director, Donald R. Voss, in July 2018. Mr. Voss has served on our Board since March 2015 and has extensive experience in the banking industry. ● We updated our Bylaws in July 2018 to define the role and responsibilities of our Lead Independent Director’s duties and to clarify that shareholders do not require “cause” to remove directors. We also updated our corporate governance principles, including to add an annual review of the Lead Independent Director and combined Chairman / CEO role. ● We elected to submit the following corporate governance proposals at the 2019 Annual Meeting:  Amend our Articles of Incorporation to declassify the Board and provide for the annual election of directors;  Ratify the amendment to our Bylaws to make Washington State the exclusive forum for shareholder actions against the Company; and  Amend our Articles of Incorporation to remove all supermajority shareholder vote requirements in our Articles of Incorporation. ● In April 2019, the Board approved a $75 million share repurchase program, which represents approximately 10.5% of the Company’s outstanding common stock based on the closing price of the stock as of April 3, 2019. This announcement underscored the confidence in HomeStreet’s future performance and long-term value creation for all shareholders. A STRONG BOARD FOCUSED ON SHAREHOLDER VALUE HOMESTREET’S BOARD IS COMPRISED OF HIGHLY-QUALIFIED DIRECTORS WHO ARE PROVEN LEADERS WITH DIVERSE EXPERTISE ACROSS THE KEY AREAS WE BELIEVE ARE CRITICAL TO THE SUCCESS OF THE COMPANY. ● The Board regularly reviews its composition to make sure we have the right people in place to exercise effective independent oversight and make the best decisions for our shareholders. VOTE THE WHITE CARD TODAY

● Based on feedback from shareholders, in 2017 we explicitly adopted principles to consider gender and ethnic diversity in the boardroom to ensure we are mindful of considering the broadest possible pool of talent. ● As an example of the excellent talent added to the Board recently, we appointed two new  Mark Patterson, appointed in January 2018, was previously managing director and equity analyst at NWQ Investment Management, one of our largest shareholders and a significant investor at the time of our IPO. He possesses significant experience as an institutional investor and in the financial services industry. He is also a substantial individual shareholder of HomeStreet.  Sandra Cavanaugh, appointed in May 2018, was previously CEO and President of U.S. Private Client Services at Russell Investments and possesses deep experience in the banking and financial institutions sectors, specifically in asset management and financial product creation and distribution. ● Our evaluation of directors and Board composition is an ongoing process. As our business needs evolve, so will our Board. Going forward, we may search for candidates with proficiency in areas such as IT, cybersecurity and large bank expertise as we continue to grow. OUR DIRECTORS UP FOR RE-ELECTION AT THE 2019 ANNUAL MEETING ARE INTEGRAL MEMBERS OF OUR BOARD. ● Mark K. Mason, our Chairman and CEO, is a proven leader with significant experience as an executive officer, director and consultant to banks and mortgage companies. His expertise in banking and real estate operations, lending and finance is directly relevant to HomeStreet’s business. Additionally, he has a successful record of creating shareholder value, turning around troubled financial institutions, creating and executing growth and diversification strategies, raising capital – including two highly successful initial public offerings, addressing portfolio and operational challenges and effectively working with boards, investors and regulators.  Since becoming CEO of HomeStreet in February of 2010, Mr. Mason has:  Led the turnaround of HomeStreet following the recession, recapitalizing the bank through an initial public offering and returning it to profitability.  Grew HomeStreet at the top of peer rates while avoiding credit and operational problems.  Utilized our single-family mortgage banking business to fund losses incurred in addressing the cleanup of our loan portfolio.  Successfully created and executed a growth and diversification strategy away from single-family mortgage banking while converting the institution from a thrift to a full-service commercial bank.  Reduced nonperforming assets from peak of 16% of assets to a low of 0.15%.  Improved our net interest margin from 0.87% to a peak of 3.53%.  Established new and/or substantially grew lines of business: commercial lending and cash management, small balance commercial real estate lending, residential construction lending and consumer products. ● Donald R. Voss, Lead Independent Director, has extensive large-scale commercial banking experience focused on lending, credit, cash management and retail banking. Mr. Voss served as an Executive Vice President at First Interstate Bank (US Banking division) which was acquired by Wells Fargo Bank. Mr. Voss was also the Chairman of VOTE THE WHITE CARD TODAY the Board of a public bank, the sale of which he oversaw, that was acquired by HomeStreet.  Additional notable leadership experience includes:  Elected to the Board of Simplicity Bank and the Board of its parent company, Simplicity Bancorp (“Simplicity”), in December 2011 and elected Chairman of each Board in October 2013. ● Serving as a member of the Audit Committee and the Executive Committee at Simplicity, providing leadership in all aspects of corporate governance. ● Working principally with the Chief Executive Officer, participated in, contributed to, helped guide, and oversaw a thorough and disciplined Board-directed evaluation of the Bank’s strategic options. This evaluation culminated in an agreement to merge into HomeStreet Bank in a transaction valued at $133 million as of the September 29, 2014 announcement date.  Appointed in late 2006 to complete the term of a Councilmember of the City of La Cañada Flintridge, California and was elected to the California State Assembly, and began a four-year term in this elected at-large position in early 2007. Mr. Voss was involved in all aspects of City governance. ● Sandra A. Cavanaugh, appointed in May 2018, has deep experience in the banking and financial institutions industries, specifically in asset management and financial product creation and distribution. She previously served as chief executive officer and president of U.S. Private Client Services at Russell Investments. Ms. Cavanaugh has a proven track record of developing, launching, or turning around large, complex businesses, and product portfolios to produce long-term, sustainable profitability.  Notable leadership experience includes:  Oversaw Russell Investments’ $45 billion mutual fund business in U.S. with full P&L responsibility, including sales, marketing, product management, consulting, incentives, operations, finance, compliance and strategic planning.  Led Russell Private Client Services through an ownership transition requiring extensive coordination and collaboration with Board of Trustees, legal and compliance team and regulators.  Redesigned Washington Mutual/JP Morgan Chase’s sales structure, go-to-market strategy and service culture across 2,200 branches, 22,000 employees and $120 billion in assets. WE BELIEVE THAT ROARING BLUE LION’S CANDIDATES LACK MEANINGFUL BANK MANAGEMENT OR OPERATIONAL EXPERIENCE DESPITE THE BOARD’S REPEATED ATTEMPTS TO ENGAGE WITH ROARING BLUE LION IN PRODUCTIVE DISCUSSIONS, ITS PRINCIPAL, CHARLES W. GRIEGE, JR., REMAINS RESOLUTE IN PURSUING A DISRUPTIVE AND COSTLY CONTESTED ELECTION. Based on its initial assessment, the Board does not recommend that shareholders vote for the election of Roaring Blue Lion’s nominees – Ronald K. Tanemura and Charles W. Griege, Jr. – as we believe that their election would not be in the best interests of all shareholders. VOTE THE WHITE CARD TODAY

● The Board has previously and thoroughly considered the request of Mr. Griege to be appointed as a director at the Company’s 2018 Annual Meeting. ● When Mr. Griege first sought to be appointed to the Board back in 2017, the Human Resources and Corporate Governance Committee of the Board (the “HRCG Committee”), along with the Lead Independent Director of the Board, interviewed Mr. Griege for several hours. ● Following an interview and an extensive review of his background, experience and qualifications, the HRCG Committee concluded in January 2018 that appointing Mr. Griege to the Board would not be in the best interests of all shareholders, as Mr. Griege’s professional experience is that of an investment analyst or trader running a hedge fund focused on short-term gains. No subsequent developments have changed the Board’s determination. ● In our view, Ronald Tanemura would not add necessary bank management or operational experience or perspective to our Board and replacing directors in key leadership positions would hinder the Company’s ability to execute on its strategy. ● We believe the apparent inability of Roaring Blue Lion to attract director candidates with meaningful bank management or operational experience suggests that experienced bank industry leaders do not support Roaring Blue Lion’s criticisms of the Company. ROARING BLUE LION APPEARS TO HAVE AN EXTREMELY CHECKERED TRACK RECORD WE BELIEVE ROARING BLUE LION HAS MISREPRESENTED THE FACTS AND CONTINUES TO TRY TO BLAME THE COMPANY FOR ITS MISTAKES. ● The accusation that we are using “corporate machinery” to disenfranchise Roaring Blue Lion is false, and Roaring Blue Lion admitted as much to the investors in its fund. In our view, these inflammatory claims are simply a ploy to attract support in another proxy contest.  In a letter to its own investors in August 2018, Roaring Blue Lion admitted that the reason its director nominations were rejected last year was due to “errors made by [Roaring Blue Lion’s] attorneys” – yet they are now trying to publicly blame HomeStreet for its missteps and inexperience.  Similarly, Roaring Blue Lion blamed its prior law firm for failing to file the legally required notice with the regulators. In its investor letter from August 2018, Roaring Blue Lion explained this misstep by stating: “Unfortunately, [Roaring Blue Lion’s prior law firm] committed another error in not contacting the Washington State Department of Financial Institutions (“DFI”) to get approval for the proxy solicitation.” ● We believe Roaring Blue Lion’s pattern of behavior over the past two years – from its deficient director nomination notice and lack of compliance with Washington state law in 2018 to its current interactions with Washington State regulators – raises real concerns about Mr. Griege’s and the fund’s ability to follow basic legal rules and procedures.  Roaring Blue Lion continued last year’s proxy contest against HomeStreet without providing a notice to the DFI, even after they were specifically advised about the rules by the regulator. They continued to solicit and accept proxies from our shareholders even after learning that its proxies would likely be invalid, VOTE THE WHITE CARD TODAY thereby disenfranchising shareholders – and then attempted to blame the Company for its own missteps.  Concerningly, Roaring Blue Lion has failed to disclose this material risk to investors again this year. Roaring Blue Lion has filed a notice with the DFI in connection with the 2019 Annual Meeting that is currently pending. It cannot legally vote proxies for 25% or more of the shares until the DFI approves its request or the statutory comment period has passed. These regulatory requirements are outside of the Company’s control. ● Contrary to what Roaring Blue Lion argues, HomeStreet has not experienced high executive turnover in the Commercial/SBA lending division.  Two senior officers departed in 2018 – this does not constitute high turnover.  Further, Mr. Griege alleges that at least one of these officers was terminated for cause. This is false.  One of the individuals retired at the end of 2018 at age 72 and the other departure was due to the elimination of a position in the summer of 2018 as part of a reorganization to improve operating efficiency. Neither of these individuals left because of the allegations made by Mr. Griege. ### Our Board has a clear strategy for HomeStreet and the experience and expertise to execute it. The Company’s highly-qualified nominees, Sandra A. Cavanaugh, Mark K. Mason and Donald R. Voss, are key members of our leadership team, have a strong track record of enhancing shareholder value and a deep understanding of HomeStreet’s business. We ask for your support as we continue to execute on our strategy to drive shareholder value creation at HomeStreet. Support continued value creation at HomeStreet and vote for the Company’s nominees on the WHITE proxy card today. Sincerely, The Board of Directors of HomeStreet, Inc. If you have any questions, or need assitance voting your WHITE proxy card, please contact: 1212 Avenue of the Americas, 24th Floor New York, NY 10036 Telephone for Banks, Brokers, and International Shareholders: +1 212-297-0720 Shareholders may call toll-free (from the U.S. and Canada): 877-566-1922 Email: info@okapipartners.com VOTE THE WHITE CARD TODAY

About HomeStreet, Inc.

HomeStreet, Inc. (Nasdaq:HMST) (the “Company”) is a diversified financial services company headquartered in Seattle, Washington, serving consumers and businesses in the Western United States and Hawaii through its various operating subsidiaries. The Company’s primary business is community banking, including: commercial real estate lending, commercial lending, residential construction lending, single family residential lending, retail banking, private banking, investment, and insurance services. Its principal subsidiaries are HomeStreet Bank and HomeStreet Capital Corporation. Certain information about our business can be found on our investor relations web site, located at http://ir.homestreet.com.

Important Additional Information and Where to Find It

The Company has filed a definitive proxy statement on Schedule 14A and accompanying WHITE proxy card with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for its 2019 Annual Meeting of Shareholders. SHAREHOLDERS ARE STRONGLY ADVISED TO READ THE COMPANY’S DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain a free copy of the proxy statement and accompanying WHITE proxy card, any amendments or supplements to the proxy statement and other documents that the Company files with the SEC from the SEC’s website at www.sec.gov or the Company’s website at http://ir.homestreet.com as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

Forward-Looking Statements

This release, as well as other information provided from time to time by HomeStreet or its employees, may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Forward-looking statements give the Company’s current beliefs, expectations and intentions regarding future events. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will” and “would” and similar expressions (including the negative of these terms). These forward-looking statements involve risks, uncertainties (some of which are beyond the Company’s control) and assumptions. Although we believe that expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The Company intends these forward-looking statements to speak only at the time of this release and the Company does not undertake to update or revise these statements as more information becomes available, except as required under federal securities laws and the rules and regulations of the SEC. Please refer to the risk factors discussed in the Company’s Annual Report on Form 10-K and 10-K/A for the fiscal year ended December 31, 2018 and subsequent periodic and current reports filed with the SEC (each of which can be found at the SEC’s website www.sec.gov), as well as other factors described from time to time in the Company’s filings with the SEC. Any forward-looking statement made by the Company in this release speaks only as of the date on which it is made.

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